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                                                                     EXHIBIT 5.4

                                 April 19, 2005


Board of Directors
The Detroit Edison Company
2000 2nd Avenue
Detroit, Michigan 48226

                           THE DETROIT EDISON COMPANY
                       REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as counsel to The Detroit Edison Company, a Michigan corporation (the "Company"), Detroit Edison Trust I, a Delaware statutory trust ("Detroit Edison Trust I"), and Detroit Edison Trust II, a Delaware statutory trust ("Detroit Edison Trust II", and together with the Detroit Edison Trust I, the "Detroit Edison Trusts"), in connection with the joint Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance by
(A) the Company of up to $350,000,000 aggregate principal amount of (i) debt securities (the "Debt Securities") of the Company, which may be convertible or exchangeable into other securities and (ii) the preferred trust securities guarantee (the "Guarantee") with respect to the Preferred Securities (defined below) and (B) the Detroit Edison Trusts of up to $350,000,000 aggregate principal amount of trust preferred securities (the "Preferred Securities") (the $350,000,000 aggregate principal amount of securities being in addition to $150,000,000 aggregate principal amount of securities previously registered on Registration Statement No. 333-100000). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

         The Debt Securities will be issued under (i) a Collateral Trust Indenture, dated as of June 30, 1993, as amended, supplemented or modified from time to time, between the Company and J.P. Morgan Trust Company, National Association, as successor trustee (the "Indenture"), or (ii) a Mortgage and Deed of Trust dated October 1, 1924, as amended, between the Company and J.P. Morgan Trust Company, National Association, as successor trustee (the "Mortgage"). The Guarantee will be issued under a Preferred Securities Guarantee Agreement between the Company, as guarantor, and the trustee (the "Guarantee Agreement").

         In connection with the foregoing, we have examined and relied upon originals or copies, certified to our satisfaction, of certificates of officers of the Company and of public officials and such other documents as we have deemed relevant or necessary for the purpose of rendering this opinion, (i) the Restated Articles and the Bylaws of the Company, each as amended to date, (ii) actions of the Board of Directors of the Company authorizing the filing of the Registration Statement and related matters, (iii) the Registration Statement and exhibits thereto and (iv) such

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other documents, instruments or other information as we deemed necessary or appropriate in rendering our opinion.

         For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of signatures not witnessed by us and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the Detroit Edison Trusts and the validity, binding effect and enforceability thereof upon the Company and the Detroit Edison Trusts).

         As to factual matters, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made in discussions with Company's management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

         We do not purport to express an opinion on any laws other than those of the State of New York and the federal laws of the United States of America.

         Based upon the foregoing, we are of the opinion that:

         1. The Debt Securities will constitute valid and binding obligations of the Company, except as enforceability thereof may be limited or affected by bankruptcy, insolvency, fraudulent transfer, reorganization or other laws of general applicability relating to or affecting creditors' rights and general equity principles, regardless of whether enforceability is considered in a proceeding at law or equity, when:

         (a) the Debt Securities are issued and sold pursuant to authority contained in an order of the Federal Energy Regulatory Commission ("FERC") and/or the Michigan Public Service Commission ("MPSC");

         (b) the final terms of the Debt Securities have been duly approved by all necessary corporate action and the terms and provisions of the Debt Securities are established in accordance with the Indenture or the Mortgage, as applicable; and

         (c) the Debt Securities have been duly executed by the Company and authenticated by the applicable trustee in accordance with the provisions of the Indenture or the Mortgage, as applicable, and delivered to and paid for by the purchasers thereof in accordance with the terms and provisions and as contemplated in the Registration Statement.

         2. The Guarantee will constitute a valid and binding obligation of the Company, except as may be limited or affected by bankruptcy, insolvency, fraudulent transfer, reorganization or other laws of general applicability relating to or affecting creditors' rights and general equity principles, regardless of whether enforceability is considered in a proceeding at law or equity, when:


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         (a) the Guarantee Agreement with respect to the Preferred Securities is executed and delivered by the trustee thereunder and a duly authorized officer of the Company and pursuant to the authority contained in an order of the FERC and/or the MPSC;

         (b) the Preferred Securities are issued and sold pursuant to authority contained in an order of the FERC and/or the MPSC;

         (c) the final terms of the Preferred Securities have been duly approved by all necessary corporate action and the terms and provisions of the Preferred Securities are established in accordance with the trust agreement; and

         (d) the Preferred Securities have been duly executed by the Detroit Edison Trust and authenticated by the property trustee, and delivered to and paid for in accordance with the terms and provisions and as contemplated in the Registration Statement.

         In giving this opinion, we have relied, with your consent, as to matters of Michigan law upon the opinion of Thomas A. Hughes, Vice President and General Counsel of the Company. As to all matters of New York law, Thomas A. Hughes, Vice President and General Counsel of the Company, is authorized to rely upon this opinion as if it were addressed to him.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

                                        Very truly yours,

                                        /s/ Hunton & Williams LLP